Exhibit 99.1

PRESS RELEASE

Calyxt Reports 4th Quarter and Full Year 2018 Financial Results

FDA consultation completed for High Oleic Soybean, first-ever gene-edited food product marketed in U.S.

First sales of Calyxt High Oleic Soybean Oil, CalynoTM, and High Oleic Soybean Meal

Collaboration with Agtegra Cooperative to distribute Calyxt High Oleic Soybean

48,000 acres contracted for 2019 growing season, more than double 2018 acres

Product pipeline advancing with High Fiber Wheat in line for next commercialization as early as 2022

Strengthened management team and board with addition of world-class talent

Cash, cash equivalents and restricted cash of $95.3M as of December 31, 2018

Minneapolis-St. Paul, Minn., March 11, 2018 – Calyxt, Inc. (NASDAQ: CLXT), a healthy food ingredient company, today announced its results for the fourth quarter and full year ended December 31, 2018.

Investor Call Details

Calyxt will host an investor call on March 12, 2019 at 8:30 a.m. Eastern Time – 7:30 a.m. Central Time to discuss its financial results and provide a general business update.

The live dial-in information for the conference call is:

US & Canada only: 877-407-9747

International: 412-902-0044

A replay of the call will be available until May 14, 2019 by calling 877-660-6853 (Toll Free US & Canada); 201-612-7415 (Toll Free International).

Webcast URL (Archived for 6 months): http://bit.ly/2UhORvp

“2018 was a year of tremendous achievement for Calyxt. I am extremely proud to say that we received our first order for our premium High Oleic Soybean Oil, CalynoTM, with ~ 80% oleic acid content and zero grams of trans fat per serving. We believe this milestone welcomes a new era of food ingredients that are developed to help enhance the health profile of the consumer,” said Jim Blome, CEO of Calyxt. “Our strong relationships with our strategic partners are building the foundation of our farmer network and supply chain. Our recently announced alliance with Agtegra positions us for continued growth of our soybean franchise. Our growing customer base validates our innovative business model. Having more than doubled last year’s acres, we are on track for strong growth and we couldn’t be more excited about what the future holds for Calyxt.”

Regulatory

Calyxt completed a consultation with the Food and Drug Administration (FDA) for its High Oleic Soybean. After review, FDA had no further questions concerning human food ingredients or animal food derived from our High Oleic Soybean. CalynoTM oil is the first gene-edited food product to undergo such review and be commercialized in the U.S.

High Oleic Soybean

-	First sale of Calyxt High Oleic Soybean Oil, CalynoTM
○	Successfully marketed High Oleic Soybean Oil as a premium food ingredient
○	CalynoTM oil contains approximately 80% oleic acid, and up to 20% less saturated fatty acids compared to commodity soybean oil as well as zero grams of trans fat per serving
○	CalynoTM oil has up to 3 times the fry life and an extended shelf life compared to commodity soybean oils

-	First sale of High Oleic Soybean Meal as a premium feed ingredient for livestock.

-	Agreement with Agtegra, the 8th largest ag retailer in the United States

○	Innovative farmer-owned grain and agronomy cooperative serving over 6,300 farmer members across North and South Dakota
○	Agtegra to distribute Calyxt High Oleic Soybean seeds to the cooperative’s farmer members in South Dakota
○	Agtegra to provide logistics and transportation services for grain shipments
○	Storage and handling of Calyxt High Oleic Soybean grain at Agtegra under the Calyxt Soybean Identity Preserved Program
○	Calyxt and Agtegra will work together to provide field services for proper placement and agronomic advice during the growing season

-

2019 acreage contracting kicked off to a strong start, as of March 11, we have contracted over 48,000 acres for the 2019 growing season, more than double our total contracted acreage in 2018. These contracts are with over 130 growers. Our grower retention rate is over 70 percent.

-

Customer engagement continues with ongoing negotiations with multiple potential customers for spot purchase or annual supply agreements. One commercial negotiation in the foodservice channel concluded and resulted in our first purchase order.

Product Candidate Pipeline

-

Completion of inaugural harvest of High Fiber Wheat product candidate. Our High Fiber Wheat product is the sixth Calyxt product that has been deemed non-regulated by the U.S. Department of Agriculture (USDA). It recently transitioned from Phase I to Phase II in our development process and is on track for commercialization as early as 2022.

-	Additional varieties of our High Oleic Soybean are in Phase III of our development process. We expect these will expand our growing zones and be commercialized in 2020 and 2021.

Corporate Update

-

Appointment of new CFO, Bill Koschak. Mr. Koschak brings nearly 28 years of corporate, finance and accounting leadership to Calyxt, having spent most of the last ten years as an operating or corporate CFO. Most recently, Mr. Koschak was Vice President, Finance for the Brain Therapies business unit of Medtronic (NYSE: MDT). Prior to Medtronic, Mr. Koschak held executive positions at Young America Holdings, where he was CFO, General Mills (NYSE:GIS), and KPMG LLP. For the majority of his 10 years with General Mills, he was Vice President, Finance for the Convenience Stores & Foodservice segment and Vice President, Financial Reporting.

-

Appointment of new General Counsel, Debra Frimerman. Ms. Frimerman brings agriculture and food industry legal expertise to Calyxt. Previously, Ms. Frimerman was Associate General Counsel for Syngenta North America, as well as acting general counsel for Syngenta Seeds, LLC. Through her seven years at Syngenta, she provided counsel for executive leadership teams and contributed to the closing of numerous global transactions; launching new products into new markets; and developing regulatory, compliance and corporate policies. Prior to her role at Syngenta, Ms. Frimerman practiced law at Stoel Rives LLP and Lindquist & Vennum PLLP (now Ballard Spahr LLP).

-

Addition to the Board of Directors, Kim Nelson. Ms. Nelson is the Executive Vice President and Chief Financial Officer at SPS Commerce. In her current role, she has led SPS Commerce to a successful IPO, navigated the company’s growth through creation of its M&A program and continues to oversee their financial systems, controls and models to ensure that its financial position is flourishing. Prior thereto, Ms. Nelson was a Finance Director for Amazon.com in a number of practice areas such as Corporate Planning and Analysis, Investor Relations and Technology. Ms. Nelson joined Calyxt’s board of directors as of January 23, 2019.

Financial Highlights

Cash, cash equivalents and restricted cash were $95.3 million at December 31, 2018. We intend to continue to judiciously manage the use of cash and expect to have sufficient cash to fund the business into 2021.

For the three months ended December 31, 2018, we incurred losses from operations of $8.6 million and used net cash in operating activities of $6.7 million.

For the year ended December 31, 2018, we incurred losses from operations of $28.1 million and used net cash in operating activities of $20.3 million.

Our cash spend for 2019 will be focused in these areas:

•	Supporting our product pipeline, including future trait development for soybeans and high fiber wheat, and continuing to build our strong intellectual property portfolio;

•

Launching our High Oleic Soybean products including our CalynoTM oil and High Oleic Soybean meal, which includes spending for seed production, seed sales and agronomic support; grain procurement, storage, logistics, crushing, and refining; and commercial support; and

•

Strengthening our general and administration support, including hiring talented personnel, strengthening our IT systems, maintaining public company reporting and compliance, refining internal controls and maintaining our intellectual property.

We anticipate that our operating cash spend will be approximately $3.0 million per month on average in 2019.

About Calyxt

Calyxt, Inc. is a healthy food ingredient company with a mission of “Making the Foods You Love Healthier™”. Calyxt develops crops by leveraging processes that occur in nature, combining its leading gene-editing technology and technical expertise with its innovative commercial strategy to bring healthier ingredients to the market. Calyxt is headquartered in Roseville, MN, and is listed on the Nasdaq market (ticker: CLXT).

For further information please visit our website: www.calyxt.com

Calyxt™, Calyno™ and the corporate logo are trademarks owned by Calyxt, Inc.

For further information, please contact:

Media contacts

Jennifer Moore, VP Communications

Phone: 917-580-1088

email: media@calyxt.com

Breanna Welke

Bellmont Partners

612.255.1122

email: breanna@bellmontpartners.com

Investor Relations contact

Simon Harnest, VP Corporate Strategy and Finance

Phone: 646-385-9008

email: simon.harnest@calyxt.com

Calyxt Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, our anticipated growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements, including those factors discussed under the caption entitled “Risk Factors” in our

Annual Report on Form 10-K, along with our other filings with the U.S. Securities and Exchange Commission. We do not assume any obligation to publicly provide revisions or updates to any forward-looking statements, whether as a result of new information, future developments or otherwise, should circumstances change, except as otherwise required by applicable laws.

CALYXT, INC.

BALANCE SHEETS

(In Thousands, Except Par Value and Share Amounts)

	December 31,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$93,794	$56,664
Restricted cash	381	—
Due from related parties	46	167
Prepaid expenses and other current assets	1,301	626

Total current assets	95,522	57,457

Non-current restricted cash	1,113	—
Land, buildings, and equipment	21,850	14,353
Other non-current assets	306	357

Total assets	$118,791	$72,167

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$818	$1,023
Accrued expenses	2,007	449
Accrued compensation and benefits	1,305	945
Due to related parties	1,905	1,350
Current portion of financing lease obligations	258	—

Other current liabilities	711	487

Total current liabilities	7,004	4,254
Financing lease obligations	18,227	10,148
Other non-current liabilities	163	289

Total liabilities	25,394	14,691

Stockholders’ equity:
Common stock, $0.0001 par value; 275,000,000 shares authorized; 32,664,429 shares issued and 32,648,893 shares outstanding as of December 31, 2018, and 27,718,780 shares issued and outstanding as of December 31, 2017	3	3
Additional paid-in capital	176,069	112,021
Common stock in treasury, at cost, shares of 15,536 as of December 31, 2018	(230)	—
Accumulated deficit	(82,445)	(54,548)

Total stockholders’ equity	93,397	57,476

Total liabilities and stockholders’ equity	$118,791	$72,167

CALYXT, INC.

STATEMENTS OF OPERATIONS

(In Thousands Except Shares and Per Share Amounts)

	Year Ended December 31,
	2018	2017	2016
Revenue	$236	$508	$399
Operating expenses:
Cost of revenue	—	—	200
Research and development	9,846	11,556	5,638
Selling, general and administrative	18,505	14,741	6,670

Total operating expenses	28,351	26,297	12,508

Loss from operations	(28,115)	(25,789)	(12,109)
Interest, net	264	(1)	(5)
Foreign currency transaction (loss) gain	(46)	(190)	28

Loss before income taxes	(27,897)	(25,980)	(12,086)
Income taxes	—	—	—

Net loss	$(27,897)	$(25,980)	$(12,086)

Basic and diluted loss per share	$(0.91)	$(1.12)	$(0.62)
Weighted average shares outstanding—basic and diluted	30,683,421	23,153,661	19,600,000

CALYXT, INC.

STATEMENTS OF CASH FLOWS

(In Thousands)

	Year Ended December 31,
	2018	2017	2016
Operating activities
Net loss	$(27,897)	$(25,980)	$(12,086)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	1,081	551	345
Loss on disposal of land, buildings, and equipment	23	—	—
Stock-based compensation	4,385	12,092	948
Unrealized foreign exchange gain (loss)	(12)	(34)	—
Changes in operating assets and liabilities:
Trade accounts receivable	—	110	107
Due to/from related parties	676	(448)	1,702
Prepaid expenses and other assets	(675)	(537)	(387)
Accounts payable	(193)	665	53
Accrued expenses	1,558	86	137
Accrued compensation and benefits	360	613	88
Other accrued liabilities	442	97	(144)

Net cash used by operating activities	(20,252)	(12,785)	(9,237)

Investing activities
Purchases of land, buildings and equipment	(1,847)	(779)	(10,424)
Other	50	—	—

Net cash used by investing activities	(1,797)	(779)	(10,424)

Financing activities
Proceeds from issuance of common stock	57,706	61,292	—
Costs incurred related to the issuance of common stock	(665)	(3,312)	—
Advances from Cellectis	—	3,000	—
Repayment of advances from Cellectis	—	(3,000)	—
Proceeds from the exercise of stock options	2,622	265	—
Purchases of common stock	(230)	—	—
Proceeds from sale and leaseback of land, buildings, and equipment	1,240	6,957	—

Net cash provided by financing activities	60,673	65,202	—

Net increase in cash, cash equivalents and restricted cash	38,624	51,638	(19,661)
Cash, cash equivalents and restricted cash—beginning of period	56,664	5,026	24,687

Cash, cash equivalents and restricted cash—end of period	$95,288	$56,664	$5,026